Exhibit 99.1

Recent developments

Our financial results for fiscal year 2015 are not yet available. Set forth below are key events and certain preliminary estimates of our results of operations that we expect to report for fiscal year 2015. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments, completion of our annual audit, and other developments that may arise between now and the time the financial results for fiscal year 2015 are finalized.

Refinancing

On January 29, 2016, we refinanced our Revolving Credit Facility and our Term Loan Facility with the proceeds of our New Credit Facilities consisting of a $200.0 million senior secured New Term Loan Facility (the “New Term Loan Facility”) and a $100.0 million senior secured asset-based New Revolving Credit Facility (the “New Revolving Credit Facility,” and, together with the New Term Loan Facility, the “New Credit Facilities”). For additional description of the New Credit Facilities, see “Description of certain indebtedness—New credit facilities.” We refer to our entry into the New Credit Facilities and the application of proceeds therefrom as the “Refinancing.”

The Refinancing is anticipated to generate annual interest savings in fiscal year 2016 of approximately $4.0 million on a pro forma basis. As part of this refinancing, we expect to incur a non-cash loss on extinguishment of debt of approximately $2.7 million on an after-tax basis or $0.04 per diluted share, for the 13 weeks ended January 30, 2016.

Preliminary Fiscal Year 2015 Estimates

Estimates of our preliminary financial results for fiscal year 2015 are set forth below:

•	We opened three stores during the 13 weeks ended January 30, 2016, bringing our total number of stores to 203 as of the end of fiscal year 2015, compared to 176 stores as of the end of fiscal year 2014, representing growth of 15.3%;
•	We estimate total net sales of approximately $762.0 million, representing growth of 19.4% compared to fiscal year 2014;
•	We estimate that comparable store sales increased approximately 6.0%. Comparable store sales for fiscal 2014 increased 4.4%, representing a two year increase of approximately 10.4%;
•	We estimate comparable store sales for the 13 weeks ended January 30, 2016 increased approximately 5.0%. Comparable store sales increased 9.0% for the same period last year, representing a two year increase of approximately 14.0%;
•	We estimate that net income will range between $34.8 million and $35.3 million, representing net income growth of 30.2% compared to fiscal year 2014, assuming the midpoint of the estimated range;
•	We estimate that net income per diluted share will range between $0.62 to $0.63;
•	We estimate that Adjusted Net Income will range between $39.0 million and $39.5 million, representing Adjusted Net Income growth of 43.6% compared to fiscal year 2014, assuming the midpoint of the estimated range; and
•	We estimate that Adjusted Diluted Earnings per share will be between $0.69 to $0.70.

Adjusted Net Income and Adjusted Diluted Earnings per share are non-GAAP measures and represent net income and net income per diluted share, respectively, excluding our loss on extinguishment of debt (totaling approximately $4.2 million on an after tax basis or $0.07 per diluted share for fiscal year 2015 and including the $2.7 million on an after tax basis or $0.04 per diluted share described above) and our transaction related expenses (approximately $0.2 million on an after tax basis). Adjusted Net Income and Adjusted Diluted Earnings per share have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Net income per diluted share and Adjusted Diluted Earnings per share are based on an estimated weighted diluted average shares outstanding of approximately 56.3 million for fiscal year 2015.

The preliminary financial data included in this prospectus has been prepared by, and is the responsibility of our management. Neither our independent registered public accounting firm, KPMG LLP, nor any other independent registered public accounting firm has audited, reviewed or compiled, examined or performed any procedures with respect to the estimated results, nor have they expressed any opinion or any other form of assurance on the preliminary estimated financial results. This preliminary information reflects management’s estimates based solely upon information available as of the date of this prospectus and is not a comprehensive statement of our financial results for fiscal year 2015. The information presented herein should not be considered a substitute for the audited financial statements for fiscal year 2015 once they become available.

The estimates for the preliminary estimated financial results described above constitute forward-looking statements. We have provided a range for certain of the preliminary estimated financial results described above primarily because our financial closing procedures for fiscal year 2015 are not yet complete and our financial results for fiscal year 2015 will not be publicly available prior to the completion of this offering. There is a possibility that actual results will vary materially from these preliminary estimates. Accordingly, you should not place undue reliance upon these preliminary financial results. Please refer to “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus for additional information. These preliminary results should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

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